Exhibit 99.1

Greenbacker Renewable Energy Company LLC Acquires a “To Be Constructed” 25.2 Megawatt Community Solar Project in Colorado from Oak Leaf Energy Partners

New York, NY – April 5, 2018 - Greenbacker Renewable Energy Company LLC (the “Company”) announced today that on April 2, 2018, through a wholly-owned subsidiary, it purchased the rights to a “to be constructed” 25.2 megawatt portfolio of thirteen solar projects (“Colorado CSG Portfolio” inclusive of individual “Projects”) located throughout the state of Colorado from Oak Leaf Energy Partners (“Oak Leaf”). Initial construction of the first facility is estimated to start in April 2018 with the last of the facilities achieving Commercial Operations Date (“COD”) in early 2019. The transaction is structured such that individual Projects are acquired as a separate transaction from Oak Leaf as they obtain all necessary agreements and approvals to be construction ready. As part of the transaction, the Company and Oak Leaf are negotiating an Engineering, Procurement and Construction (“EPC”) contract with a third-party EPC provider. The Company is currently working to arrange construction financing by the end of June 2018 through a portfolio-level loan which will convert to a term loan once the Portfolio reaches COD. Furthermore, the Company is also arranging tax equity financing with a targeted close by the end of August 2018. After considering the tax equity investment and expected term loan, the net investment by the Company in the Colorado CSG Portfolio is expected to be approximately $7.5 million. Once operational, the Colorado CSG Portfolio will sell all power generated to various Colorado municipalities and quasi-municipal entities through a 20-year escalating price, subscription agreement (“SA”), with renewable energy credits sold to Xcel Energy during the term of the SA.

“Working with Oak Leaf to construct a multi-location portfolio of community solar projects in Colorado is a great new investment opportunity for Greenbacker”, stated Charles Wheeler, CEO of Greenbacker. “The Colorado CSG Portfolio is our second investment in the Colorado community solar project program, which should result in increasing economies of scale and the ongoing enhancement of the company’s ability to produce stable and predictable cash flows to our investors.”

About Greenbacker Renewable Energy Company

Greenbacker Renewable Energy Company is a publicly registered, non-traded limited liability company that owns and operates a diversified portfolio of income-producing renewable energy power plants, energy efficiency projects and other sustainable investments in excess of 200 megawatts of power generation assets as of March 31, 2018.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. The Company undertakes no obligation to update any forward-looking statement contained herein to conform to actual results or changes in the Company‘s expectations.

Media Contact:

David Sher

Director, Greenbacker Renewable Energy Company LLC

917-309 -1234